Exhibit 12.1

JAMES B. PARSONS

Of Counsel

jparsons@workwith.com

425-451-8036

February 11, 2021

Blow & Drive Interlock Corporation

805, 8th Floor, Menara Mutiara Majestic,

Jalan Othman, Petaling Jaya 46000

Selangor, Malaysia

Re: Blow & Drive Interlock Corporation Registration Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Blow & Drive Interlock Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form 1-A (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the registration for sale from time to time of up to 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issued or issuable pursuant to subscription agreements (the “Subscription Agreements.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Registration Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Delaware, as currently in effect.

A Professional Limited Liability Company 10016 Edmonds Way, Suite C-325 Edmonds, Washington 98020 Telephone: (425) 451-8036 Facsimile: (425) 451-8568	Peter A. Witherspoon gary d. brajcich james a. mcphee†ᴼ peter e. moye†*Δ brian m. werst† Taudd A. Hume Robert J. Burnett	lawrence w. garvin jessica c. allen† THADDEUS J. O’SULLIVAN† Deanna M. Willman AMANDA C. TAYLOR JAMES B. PARSONS, Of Counsel

†Also Admitted in Idaho

ᴼAlso Admitted in Oregon

*Also Admitted in California

Δ Certified Specialist

Estate Planning, Trust & Probate Law

California State Board of Legal Specialization

www.workwith.com

Blow & Drive Interlock Corp.

February 11, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular constituting a part of the Registration Statement. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

WITHERSPOON BRAJCICH MCPHEE, PLLC

/s/ James B. Parsons

JAMES B. PARSONS

Of Counsel

JBP:jbp